                         Consent of Independent Auditors


The Board of Directors
StarPress, Inc.


We consent to the incorporation by reference in the Current Report on Form 8-K dated July 15, 1996 of Graphix Zone, Inc. of our report dated March 10, 1995, with respect to the balance sheets of StarPress Multimedia, Inc., as of December 31, 1994 and 1993, and the related statements of operations, shareholders' deficiency, and cash flows for the year ended December 31, 1994 and for the period from September 7, 1993 (inception) to December 31, 1993, which report appears in the Form 8-K/A of Great Bear Technology Incorporated dated August 11, 1995 and is incorporated by reference in the registration statement (No. 333-
2642) on Form S-4 of Graphix Zone, Inc.

                                   /s/ KPMG Peat Marwick LLP

San Jose, California
July 15, 1996